UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☐                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

Zix Corporation

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Dear [Shareholder][Name]

We are writing to you to ask you to support the board of directors’ recommendation and vote FOR the advisory vote on approval of executive compensation at the annual meeting of shareholders of Zix Corporation (ZIXI) on June 12th. This “say-on-pay” proposal is included as Proposal 3 to the company’s proxy statement filed on May 5, 2013.

On May 31st, Institutional Shareholder Services (ISS) issued its proxy voting recommendations for the company’s annual meeting. ISS recommended a vote against the company’s say-on-pay proposal, principally because of a one-time, catch-up equity grant to the company’s CEO.

The company believes that the ISS analysis is flawed and would like you to consider the statements below as part of your voting decision-making.

Please feel free to call Jim Brashear, Zix Corporation’s Corporate Secretary, at (214) 370-2219 to discuss this topic further. You may also email him at jbrashear@zixcorp.com to set up a time for a call.

The ISS comparison group does not reflect Zix’s industry peer comparators

•	Zix Corporation provides email data security services, and markets principally business to business.

•

As described in the proxy statement, our Compensation Committee, with the assistance of its independent compensation consultant, selected a group of 19 peer companies as compensation analysis comparators. These companies are in Zix’s industry segment.

•	ISS used a comparison group that is tilted towards consumer-oriented internet publishing, social media, online dating and online gaming web sites.

•	The ISS comparison group even includes a patent troll firm.

•	Business-to-business (B2B) sales models have very different revenue/profit profiles than business-to-consumer (B2C) sales models.

•

Zix does not compete with those types of business for executive talent and considers them to be unsuitable for compensation comparisons, on which much of the ISS analysis and recommendations are based.

Zix’s profitability exceeded its peer group median

•	In its compensation benchmarking in 2012, the Compensation Committee determined that Zix’s peers had these median financial characteristics in comparison to the company:

2011 Measure	Peer Group Median	Zix
Revenue	$51 million	$38.1 million
Market Cap	$168 million	$187 million
EBITDA	($2.1 million)	$12.7 million

Fiscal year 2011 data, except peer market capitalization is as of 12/31/11 or last publicly traded date

•	Zix is considerably more profitable than the median in its peer group, and was consistently profitable throughout the 3-year measurement period used by the Compensation Committee and ISS.

•	No company in the ISS comparison group was profitable in 2012.

Zix’s 3-year Total Shareholder Return (TSR) exceeded its peer group

•	Zix has a favorable 3-year TSR of 17.73%, compared to 14.56% for the ISS comparison group, and 11.20% for the Russell 3000.

Zix’s CEO compensation was well below the company’s peers

•	Despite favorable financial performance and 3-year TSR:

•

Zix’s CEO was paid well below the median annual cash compensation (base salary plus incentive pay) of the company’s compensation analysis peer group – and had been paid lower than the median for several years.

•

Zix’s CEO total annual compensation, including equity awards, was between the 25th and 50th percentile of the company’s compensation analysis peer group – and had been lower than the median for several years.

•

Accordingly, the Board was concerned about executive retention in light of compensation significantly below market comparables, particularly when the company’s CEO led our executive team to profitability and favorable 3-year TSR results.

Zix’s increased CEO equity compensation to align with shareholder interests

•	Before 2012, Zix had consistently awarded lower-than-market equity awards (approximately 33% below the median of the company’s compensation analysis peer group).

•

After considering shareholder interests and the advice of its independent compensation consultant, the Board decided to award in July 2012 “catch up” grants of 4-year vesting restricted stock and stock options, after having made in February 2012 stock option grants consistent with its previous below-market annual award levels.

•

Those “catch up” awards were intended to more quickly align our CEO’s equity grants with the CEOs of the company’s peer group and the interests of our shareholders – they are not intended to reflect our annual compensation practices nor do they represent intended ongoing equity award levels.

Short-term comparisons of equity awards are not always reliable

•	Zix’s 2012 grants, including the “catch-up” value, were based on an analysis of a 3- year average grant value among its peers.

•

With small-cap technology companies, it is difficult to judge equity practices based on a one-year snapshot. Awards by peer companies are often erratic – with large grants in one year and smaller grants the next.

Thank you for your interest in and support of Zix Corporation. We again urge you to vote FOR Proposal 3 – the advisory vote on executive compensation.

[Signature]